LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into effective as of October 1, 2012 (“Effective Date”) by and between DITTY PROPERTIES LIMITED PARTNERSHIP, a Washington limited partnership (“Landlord”); and MARINA BIOTECH, INC., a Delaware corporation, f/k/a MDRNA, Inc., f/k/a Nastech Pharmaceutical Company, Inc. (“Tenant”).

RECITALS

A.           Landlord and Tenant are parties to that certain Lease Agreement dated March 1, 2006 and amended July 17, 2006 (as amended from time to time, the “Lease”) under which Tenant leased space located at 3830 Monte Villa Parkway, Bothell, Washington as further described in the Lease (the “Premises”).

B.           Tenant’s obligations under the Lease are supported by Wells Fargo Bank’s Irrevocable Letter of Credit No. NZS568195 dated March 29, 2006 (as amended from time to time, the “Letter of Credit”).

C.           Tenant has asked Landlord to release Tenant from its obligations under the Lease prior to the scheduled expiration date. Landlord is willing to terminate the Lease on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual terms, covenants and conditions set forth herein, Landlord and Tenant hereby agree as follows:

1.          Rent Payments; Draws on Letter of Credit; No Obligation to Pay Further Rent. Concurrently with the execution and delivery of this Agreement by all parties hereto, Tenant will pay to Landlord $155,000 as rent for the Premises for the month of October 2012. Thereafter, Tenant’s obligation to pay further rent under the Lease (“Rent”) will be satisfied through the Letter of Credit. Landlord will draw the amount of each month’s Rent by drawing on the Letter of Credit on or about the first day of each month from November 2012 through February 2013. In addition, with the drawing of the February 2013 Rent, Landlord will draw the entire remaining amount available to be drawn on the Letter of Credit when it draws the February 2013 Rent. Landlord will be entitled to receive and retain all amounts paid by Tenant or drawn from the Letter of Credit as provided in this Agreement. Notwithstanding anything to the contrary in the Lease, Tenant will have no obligation to increase the amount of the Letter of Credit for amounts drawn by Landlord. Tenant will have no obligation to pay any Rent under the Lease after the date of this Agreement except as provided in this paragraph.

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2.          Issuance of Stock in Tenant. As additional consideration for the early termination of the Lease, Tenant agrees that, contingent upon and immediately prior to the first to occur of any of the following events, Tenant will issue to Landlord 1,500,000 shares of the common stock of Tenant (“Shares”): (i) the closing by Tenant of an equity financing in a transaction or series of related transactions where such financing yields gross proceeds to Tenant of at least $4,000,000 in the aggregate, including amounts converted under any convertible promissory notes; (ii) a merger of Tenant with or into another entity if the combined market cap of the merging entities is at least $18,000,000 or, if not, upon the market cap of Tenant as the surviving entity of a merger being at least $18,000,000 at any time after the merger; (iii) a sale of all or substantially all of Tenant’s assets; or (iv) a sale of Tenant’s stock after which sale a majority of the outstanding equity of Tenant is held by persons or entities who were not shareholders of Tenant prior to the sale. Tenant represents and warrants to Landlord that, upon such issuance, such stock will be duly authorized, fully-paid and non-assessable and issued in accordance with all applicable laws and regulations. Tenant further represents and warrants that it has provided Landlord with complete and accurate information regarding the Shares and Tenant’s company in order to allow Landlord to decide whether or not to accept the Shares as additional consideration for the release contemplated herein, and has provided the Landlord with all information requested by the Landlord in that regard.  No statement made to the Landlord by the Tenant, or any officer, director, affiliate or representative of the Landlord with respect to such information about the Tenant and the Shares contained any untrue statement of a material fact or omitted to state a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading. Landlord acknowledges that the Shares constitute unregistered shares of common stock issued by Tenant, and that the sale of the Shares by the undersigned is restricted under state and federal securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Landlord agrees that it shall not sell the Shares unless the Shares have been registered under the Securities Act, or unless such sale is permitted under, and is effected in compliance with, an exemption from registration contained in applicable state and federal securities laws, including Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time). For the avoidance of doubt, the parties acknowledge that under Rule 144 as in effect on the date hereof, in general, non-affiliates of the Tenant may effect unlimited public resales of the Shares after six (6) months provided that current public information about the Tenant is available and after twelve (12) months irrespective of the availability of current public information, and affiliates of the Tenant may effect public resales of the Shares after six (6) months provided that current public information about the Tenant is available and subject to volume limitations, manner of sale requirements for equity securities and the filing of a Form 144. Landlord further represents to Tenant that it: (i) either (x) is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act or (y) has sufficient knowledge and experience in financial and business matters such that he/it is capable, either alone, or together with his/its advisors, of evaluating the risks and merits of acquiring the Shares; (ii) has the requisite power and authority to enter into and to perform its obligations under this Agreement; (iii) can bear the risk of losing his/its entire investment in the Shares; (iv) understands that current public information about the Tenant is not available as of the date of this Agreement, and may never be available, such that the availability of the exemption from the registration requirements of the Securities Act provided by Rule 144 would be limited, delayed or eliminated; and (v) has been given the opportunity to ask questions of, and receive answers from, the Tenant concerning the Shares and the business of the Tenant, and to obtain such additional information as Landlord deemed necessary in connection with the transactions contemplated by this Agreement.

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3.          Termination. Subject to the provisions of Section 4 of this Agreement for an Early Termination Date, the Lease will terminate effective at 12:01 a.m. on March 1, 2013 (the “Termination Date”) with the same force and effect as if it had terminated on its scheduled termination date. Landlord may reenter the Premises on the Termination Date and Tenant shall have no further rights to use or occupy the Premises on or after the Termination Date. As additional consideration for the early termination of the Lease, Tenant hereby conveys to Landlord all of Tenant’s right, title and interest in and to any personal property, furniture, fixtures and equipment that Tenant does not remove from the Premises and that is remaining in the Premises on the Termination Date (“Tenant’s Property”). Tenant represents and warrants that it has the right, title and authority to transfer Tenant’s Property to Landlord and that Tenant’s Property is paid for in full and is not subject to any liens, claims or security interests.

4.          Marketing of Premises; Early Termination Date. Landlord will have the right to market and show the Premises for lease to any prospective new tenant at any time from and after the execution and delivery of this Agreement. If reasonably necessary or appropriate to accommodate a new tenant for the Premises, Landlord may give Tenant not less than ten (10) days’ prior written notice that Landlord elects to set a date after September 30, 2012, but earlier than March 1, 2013, as the Termination Date (such earlier date, an “Early Termination Date”). In such event, the Early Termination Date shall be the Termination Date for all purposes of this Agreement. Landlord shall be entitled to immediately draw all remaining amounts under this Agreement on the Letter of Credit in the event of an Early Termination.

5.          Attorneys’ Fees. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to all other damages, to an award of reasonable attorneys’ fees and costs and court costs against the other party.

6.          Release. As additional consideration for the mutual agreements set forth herein, Tenant and Landlord make the following releases:

a.           Tenant’s Release of Landlord. Tenant hereby releases, waives, discharges, abandons, settles and forever gives up any and all claims, legal or equitable rights, actions or causes of action and all claims or counterclaims which could have been asserted against Landlord, including but not limited to claims that Tenant now has or may have in the future against Landlord, and its related companies, partnerships, and affiliates, and against Landlord’s members, officers, directors, shareholders, general partners, limited partners, insurers, agents, attorneys, employees, successors and assigns, and each of them, both past and present, whether known or unknown, whether discovered or undiscovered at this time and whether contingent or vested, arising from or related in any way to the Lease or Tenant’s occupancy or use of the Premises, except that Tenant does not release Landlord from any obligations arising under this Agreement.

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b.           Landlord’s Release of Tenant. Effective as of the Termination Date, Landlord releases, waives, discharges, abandons, settles and forever gives up any and all claims, legal or equitable rights, actions or causes of action and all claims or counterclaims which could have been asserted against Tenant, including but not limited to claims that Landlord now has or may have in the future against Tenant, and its related companies, partnerships, and affiliates, and against each of Tenant’s members, officers, directors, shareholders, general partners, limited partners, insurers, agents, attorneys, employees, successors and assigns, and each of them, both past and present, whether known or unknown, whether discovered or undiscovered at this time and whether contingent or vested, arising from or related in any way to the Lease or Tenant’s occupancy or use of the Premises, except that Landlord does not release Tenant from: (i) any obligations arising under this Agreement; and (ii) any obligations other than rent under the Lease that survive termination of the Lease according to the terms of the Lease.

7.          Cooperation in Execution of Documents. The parties agree to cooperate in the drafting and execution of any documents necessary and appropriate to effectuate the parties’ agreement herein. Tenant agrees that it will execute a confession of judgment and a stipulated order issuing a writ of restitution promptly upon request, to be effective as of the Termination Date.

8.          Legal Representation. Tenant acknowledges that it has been represented, or has had an opportunity to obtain the representation of counsel with respect to this Agreement. Tenant represents to Landlord that it has read and understood the terms hereof and the consequences of executing this Agreement and that no representations have been made to induce the execution of this Agreement. Tenant waives any right it may have to require the provisions of this Agreement to be construed against the party who drafted the same.

9.          Authority. Each person signing this Agreement on behalf of one of the parties represents and warrants that he or she is authorized to execute and deliver this Agreement, and that upon such person’s execution hereof, this Agreement will become binding upon such party.

10.         Submission Not an Offer. Tenant acknowledges and agrees that submission of this Agreement to it for review and execution is not an offer and that this Agreement shall not be effective until it has been fully executed and delivered by all parties. Tenant further acknowledges that Landlord may not enter into this Agreement unless and until Landlord’s lender has consented in writing to the terms of this Agreement.

11.         Miscellaneous. This Agreement sets forth the entire understanding between Landlord and Tenant with respect to the subject matter hereof and replaces all prior or contemporaneous oral or written agreements or understandings. This Agreement shall be construed and governed in accordance with the laws of the State of Washington.

12.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

[signatures on following page]

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DATED as of the day and year first written above.

LANDLORD:

DITTY PROPERTIES LIMITED PARTNERSHIP,

a Washington limited partnership

By:	Ditty Properties Incorporated, a Washington

corporation, its general partner

By:	/s/ Kirk Mathewson
R. Kirk Mathewson, President

TENANT:

MARINA BIOTECH, INC., a Delaware corporation

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President

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